Exhibit 10.6

SUB-SUBLEASE

THIS SUB-SUBLEASE is made and entered into July 7, 2008, to be effective as of July 5, 2008, 11:59 P.M., Mountain Daylight Time, between FRANKLIN COVEY CO., a Utah corporation (“FCC”), and FRANKLIN COVEY PRODUCTS, LLC, a Utah limited liability company (“FC Products”).

RECITALS:

A. Cole ED Salt Lake City UT, LLC, a Delaware limited liability company (“Landlord”), and EDS Information Services L.L.C., a Delaware limited liability company (“Sublandlord”), are parties to that certain Lease Agreement, entered into as of June 30, 2001, for the lease of certain real property and improvements located generally at 2620 and 2580 South Decker Lake Boulevard, Salt Lake City, Utah and more particularly described therein (the “Premises”), which Lease Agreement was amended by that certain First Modification of Lease Agreement effective as of July 30, 2001, and later amended by that certain Second Modification of Lease Agreement effective as of August 7, 2001 (collectively, the Lease Agreement and subsequent amendments shall be referred to as the “Master Lease”), a copy of which Master Lease is attached as Exhibit A.

B. Sublandlord and FCC entered into that certain Standard Sublease Agreement on June 30, 2001, as amended by that certain First Amendment to Standard Sublease Agreement, entered into in March of 2007 and made effective February 1, 2007 (as so amended, the “Sublease”), pursuant to which FCC subleases approximately 152,655 rentable square feet of the Premises as more particularly described in the Sublease (the “Subleased Premises”).  A copy of the Sublease is attached as Exhibit B.

C. FCC desires to sub-sublease a portion of the Premises to FC Products, and FC Products desires to sub-sublease a portion of the Subleased Premises from FCC.  The sub-subleased portion shall be comprised of approximately 96,255 rentable square feet as depicted on attached as Exhibit C (the “Sub-subleased Premises”).

D.           This Sub-sublease has been executed and delivered pursuant to the Master Asset Purchase Agreement dated May 22, 2008 among FCC and the other Selling Companies identified therein and FC Products, as amended (the “Purchase Agreement”).  Capitalized terms used but not defined herein have the meanings ascribed to them in the Purchase Agreement.

Upon the terms and conditions hereinafter set forth, FCC and FC Products agree as follows:

AGREEMENT

1. Lease of Sub-subleased Premises.  FCC leases to FC Products, and FC Products leases from FCC, the Sub-subleased Premises, together with the right in common with others to use any portions of the Common Areas (as defined below).  The Sub-subleased Premises is leased by FC Products in its “as-is, where is” condition, without warranty by FCC of any kind, except as otherwise expressly set forth herein.  “Common Areas” means areas designated for non-exclusive use between FCC and FC Products, as further depicted and identified in Exhibit C, and those interior and exterior common and public areas, including without limitation, any corridors, elevator lobbies, ground floor lobbies, vestibules, service and freight areas, restrooms, elevator and mechanical rooms, telephone and electrical closets, parking facilities, and other similar facilities provided for the benefit of all tenants of the Premises, visitors to the Premises, or other tenants and occupants, and their employees, agents and invitees.  FC Products’ access to and use of the Common Areas is expressly conditioned upon the continuation of FCC’s rights to such Common Areas pursuant to the terms of the Master Lease and the Sublease.

2. Term.  The term of this Sub-sublease shall commence on the date of closing of the transaction contemplated under the Purchase Agreement (the “Commencement Date”) and shall expire on June 30, 2016 (the “Expiration Date”).

3. Rent.  FC Products shall pay to FCC base rent (“Base Rent”) for the Sub-subleased Premises in accordance with the rent schedule attached as Exhibit D.  Base Rent shall be due and payable on the last day of each month (payable in arrears) during the entire term of this Sub-sublease, without invoice, demand, deduction or offset.  Rent (defined below) shall be paid to FCC at the address set forth in Section 12 hereof or at such other address and/or to such other party as FCC may from time to time elect by giving not less than ten (10) days advance written notice thereof to FC Products.  The Base Rent, together with the following, shall be considered “Rent” hereunder:

A. Utilities.  FC Products shall pay its Proportionate Share (defined below) of any utilities serving the Sub-subleased Premises and not separately metered to the Sub-subleased Premises.  As used in this Sub-sublease, the term “Proportionate Share” shall mean and refer to a fraction, the numerator which is the total number of the rentable square feet of the Sub-subleased Premises and the denominator which is the total number of rentable square feet of the Subleased Premises; it being agreed that the rentable square footage of the Sub-subleased Premises is 96,255, and the rentable square footage of the Subleased Premises is 152,655; and that FC Products’ Proportionate Share is therefore sixty-three percent (63%).  Notwithstanding the foregoing, FC Products shall benefit from a utility subsidy as reflected on current financial statements; therefore, all utility payments and any other payments based on a proportionate share shall, during the Subsidized Period (defined below), be calculated on a Sub-subleased Premises area of 82,393 rentable square feet, for a subsidized proportionate share of Fifty-four Percent (54%) (the “Subsidized Proportionate Share”).  For the purposes of this Sub-sublease, the “Subsidized Period” is the period of time between the Commencement Date and any transfer of FC Products’ ownership (including a merger, consolidation or change in control with through or by a third-party unaffiliated entity of FC Products) or assignment of this Sub-sublease or further subletting of the Sub-subleased Premises other than a Permitted Assignment (as defined below).  FC Products shall pay any utilities separately metered to the Sub-subleased Premises directly to the utility provider.  Each month FCC shall prepare and submit to FC Products (i) an invoice identifying FC Products’ Subsidized Proportionate Share, or Proportionate Share, as the case may be, for any utilities incurred serving the Sub-subleased Premises which have not yet been paid, and (ii) reasonable back-up documentation pertaining to the charge(s) identified in the invoice (e.g., copies of billing statements or invoices from the utility provider), to the extent it has received the same from the service provider, Sublandlord, or Master Landlord, or such back-up documentation in its possession or subject to its control.  FCC’s failure to provide back-up documentation shall not relieve FC Products of its obligation to make any payment under this Sub-sublease if FCC has provided evidence that it made a payment to Sublandlord, Master Landlord, or a third party service provider for utility services that directly benefited FC Products in whole or in part.  In the event that FC Products inquires regarding back-up documentation, FCC shall cooperate with FC Products in locating and obtaining such back-up documentation from any third-parties who may possess or control such documentation.  FC Products shall pay the amount identified in such conforming invoices to FCC in full within twenty (20) days after the receipt thereof.

B. Operating Expenses.  In addition to those utility charges provided for above, and garbage and recycling charges provided for below, beginning on the fourth anniversary of the Commencement Date, FC Products shall be responsible for Operating Expenses (as defined in the Master Lease) as follows:

Calendar Year	Operating Expenses Per Square Foot
2008	$0
2009	$0
2010	$0
2011	$0.50
2012	$1.00
2013	$1.50
2014	$2.00
2015	$2.00
2016	$2.00

Within sixty (60) days after the end of each calendar year for which Operating Expenses are to be paid, FCC shall provide a statement to FC Products showing the actual cost of the Operating Expenses incurred by FCC and reasonable documentation evidencing the same.  FCC shall remit the difference between the amount actually paid by FC Products during the prior calendar year and the actual Operating Expenses incurred by FCC based on FC Products’ Subsidized Proportionate Share (if during the Subsidized Period), or based on FC Products’ Proportionate Share (if after the Subsidized Period) within thirty (30) days after delivery of such statement and documentation.  Notwithstanding anything herein to the contrary, as used in this Sub-sublease, Operating Expenses shall not include any utilities that are the subject of subsection A above, and shall consist only of Operating Expenses which FCC incurs as its Proportionate Share of Operating Expenses under the Sublease.  Under no circumstances shall FC Products be responsible for any Operating Expenses in excess of the amounts set forth in the foregoing table.

C.           Garbage and Recycling.  FC Products shall pay its Subsidized Proportionate Share of the cost of all garbage and recycling services incurred by FCC during the Subsidized Period, and shall pay its Proportionate Share of such costs after the Subsidized Period.  FCC shall deliver copies of all garbage and recycling service invoices to FC Products, and FC Products shall remit payment for its Proportionate Share of the same within twenty (20) days after its receipt of such invoice.  FCC shall have the right to all income resulting from recycling that occurs from the printing operations located on the Sub-subleased Premises and FC Products shall have the right to all income resulting from recycling that occurs from the warehouse operations located on the Sub-subleased Premises.  The parties shall use their best efforts to fairly determine the apportionment of the recycling income in accordance with the foregoing, and shall further make arrangements for timely payments to each other in the event that one party is collecting recycling income that belongs to the other.

D.           Real Estate Taxes.  FC Products shall pay its Subsidized Proportionate Share of any Real Estate Taxes (as that term is defined in the Master Lease) during the Subsidized Period and shall pay its Proportionate Share of Real Estate Taxes after the Subsidized Period.  Notwithstanding anything herein to the contrary, as used in this Sub-sublease, Real Estate Taxes shall consist only of Real Estate Taxes which FCC incurs as its proportionate share of Real Estate Taxes under the Sublease.  Each month FCC shall prepare and submit to FC Products (i) an invoice identifying FC Products’ Subsidized Proportionate Share, or Proportionate Share, as the case may be, for any Real Estate Taxes pertaining to the Sub-subleased Premises, and (ii) reasonable back-up documentation pertaining to the charge(s) identified in the invoice, to the extent it has received the same from Sublandlord, or Master Landlord, or such back-up documentation is in its possession or subject to its control.  In the event that FC Products inquires regarding back-up documentation, FCC shall cooperate with FC Products in locating and obtaining such back-up documentation from any third-parties who may possess or control such documentation.  FCC’s failure to provide back-up documentation shall not relieve FC Products of its obligation to make any payment under this Sub-sublease if FCC has provided evidence that it made a payment to Sublandlord, Master Landlord, or to the relevant taxing authority and the payment directly benefited FC Products in whole or in part.  FC Products shall pay the amount identified in such conforming invoices to FCC in full within twenty (20) days after the receipt thereof.

4. Permitted Use.  FC Products may use the Sub-subleased Premises for the purpose for which it is currently being used as of the date of this Sub-sublease, including without limitation, the operation of printing presses and operations related thereto, general business use, and storage space.  Except as provided in the foregoing sentence, FC Products agrees that the Sub-subleased Premises shall not be used for any other purpose whatsoever without the prior consent of FCC, Sublandlord and Landlord, and that it will not use the Sub-subleased Premises or permit the Sub-subleased Premises or any part of the Building (as defined in the Sublease) of which it is a part, to be used in violation of any of the terms, covenants or conditions of the Sublease or the Master Lease.

5. Assignment.  FC Products may assign this Sub-sublease or sublet all or a portion of the Sub-subleased Premises without the prior written consent of FCC in the following instances: (i) the assignment or sublease is to an affiliate or subsidiary of FC Products; (ii) the assignment or sublease occurs jointly and concurrently with or to the same assignee or affiliate of the assignee under or in connection with that certain Master License Agreement dated as of the Commencement Date, to which FC Products and FCC are parties (the “Master License Agreement”), and such assignee or sublessee expressly agrees in writing to assume all of the obligations of FC Products hereunder; or (iii) FC Products has obtained the consent of Master Landlord and Sublandlord to a sublease of all or a portion of the Premises.  Notwithstanding that Sublandlord’s consent is not required for transfers pursuant to clauses (i)-(iii) above, each such assignment or sublease shall only be made upon the obtaining of the prior written consent of Master Landlord as required in connection with the Master Lease, and Sublandlord as required in connection with the Sublease (and FCC agrees to cooperate to obtain such consents, if required, from Landlord).  Except as provided in the foregoing sentence, FC Products shall not, and shall not have the right to, assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Sub-sublease or any of its rights or obligations under this Sub-sublease without the prior written consent of FCC, which consent shall not be unreasonably withheld, conditioned, or delayed.  FC Products and FCC acknowledge and agree that FC Products is not obligated to pay Base Rent for 13,862 square feet of the rentable square footage of the Sub-subleased Premises (as further described in the attached Exhibit E).  Except as provided in (i) of this Section 5, if FC Products assigns or subleases any portion of the Sub-subleased Premises, whether in conformity with the provisions of Section 15 of the Sublease or not, all rent subsidies set forth on Exhibit E, in addition to the utility subsidy described above and any other subsidies benefiting FC Products, shall automatically terminate, and FC Products shall be fully liable for the Base Rent applicable to the 13,862 square feet as such rent amount is specified in Exhibit E, from and after the effective date of such sublease or assignment.  FCC may collect rent from any assignee or subtenant of FC Products without waiving any remedies it may have in the event FC Products has violated this Section 5.

6. Compliance with Master Lease and Sublease.  FC Products and FCC agree to keep and perform promptly each of the terms, covenants and conditions of the Master Lease relating to the Sub-subleased Premises, except as otherwise set forth herein, including without limitation the obligation to pay Rent, which is governed by this Sub-sublease.

7. Termination; Trade Fixtures.  Without the further act or deed of Landlord, Sublandlord, or of either party hereto, the term of this Sub-sublease shall terminate and be of no further force or effect on the Expiration Date, and upon such termination FC Products shall forthwith vacate the Sub-subleased Premises leaving it in the same condition as it was received upon occupancy or such better condition which, under the terms of the Master Lease or the Sublease, as the case may be, Sublandlord or FCC is obligated to leave the same.  Notwithstanding anything herein to the contrary, and Trade Fixtures shall be the sole property of FC Products and FC Products shall be entitled to keep such Trade Fixtures.  As used herein, “Trade Fixtures” shall mean and refer to any property located within the Sub-subleased Premises or in the future placed on the Sub-subleased Premises by FC Products or its agents for the purpose of the conduct of FC Products’ business.

8. Notice of Default.  FC Products will notify Landlord and Sublandlord forthwith in the event of any default of FCC that occurs under the provisions of this Sub-sublease which comes to the attention of FC Products, such notice to be given to the Landlord and Sublandlord by United States Mail, registered or certified, postage prepaid, at the addresses provided below, or such other address as may be provided to FC Products in writing from time to time.

9. Notice.  Any notice provided for herein shall be deemed to be duly given if made in writing and delivered in person to an office of such party, by nationally recognized over-night courier or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

If to FCC:

Franklin Covey Co.
2200 W. Parkway Boulevard
Salt Lake City, UT  84119
Attn:  Legal Department

If to FC Products:

FC Products
2250 W. Parkway Boulevard
Salt Lake City, UT  84119
Attn:  Sarah Merz

If to Sublandlord:

EDS Information Services, L.L.C.
5400 Legacy Drive, H3-2F-53
Plano, Texas 75024-3105
Attn:  Real Estate Leasing

If to Landlord:

Cole  ED Salt Lake City UT, LLC
2555 East Camelback Road, Suite 400
Phoenix, AZ 85016

or to such other address with respect to either party hereto as such party shall notify the other party hereto in writing.  Any notice so given, if mailed as aforesaid, shall be deemed received the second (2nd) business day after it is deposited in the United States Mail.

10. Indemnifications.

A.           Indemnity of FC Products.  FC Products shall indemnify, defend with counsel reasonably acceptable to FCC, and hold FCC, and its officers, directors, employees and agents, harmless from and against any and all liabilities, penalties, losses, damages, costs and expenses, demands, causes of action, claims or judgments (including, without limitation, attorneys’ fees and expenses) (collectively referred to as the “Claims”) arising, claimed or incurred against or by FCC, or its officers, directors, employees or agents, from any matter or thing arising from (i) the use or occupancy of the Sub-subleased Premises by FC Products or any of its partners, employees, agents, licensees and invitees, the conduct of FC Products’ business, or from any activity, work or other thing done, permitted or suffered by FC Products in or about the Sub-subleased Premises; (ii) any accident, injury to or death of FC Products or its partners, employees, agents, invitees or licensees or any other person or loss of or damage to property of FC Products or any such persons occurring on or about the Sub-subleased Premises or any part thereof during the term hereof; or (iii) any breach or default in the performance of any obligation on FC Products’ part or to be performed under the terms of this Sublease.  FC Products shall have no obligation to indemnify, defend or hold FCC harmless from and against any Claims resulting solely from FCC’s breach of this Sub-sublease or from the negligence or willful misconduct of FCC.  FC Products shall give prompt notice to FCC in case of casualty or accidents known to FC Products on or about the Sub-subleased Premises.

B.           Indemnity of FCC.  FCC shall indemnify, defend with counsel reasonably acceptable to FC Products, and hold FC Products, and its officers, directors, employees and agents, harmless from and against any and all Claims arising, claimed or incurred against or by FC Products, or its officers, directors, employees or agents, from any matter or thing arising from any breach or default in the performance of any obligation on FCC’s part or to be performed under the terms of this Sub-sublease, the Sublease or the Master Lease.  FCC shall have no obligation to indemnify, defend and hold FC Products harmless from and against any Claims resulting solely from FC Products’ breach of this Sub-sublease or from the negligence or willful misconduct of FC Products.

C.           Survival of Indemnities.  Notwithstanding any provision hereof to the contrary, the indemnifications provided in this section shall survive any termination of this Sub-sublease or expiration of the Term hereof.

11. Insurance.  Without limiting the generality of Section 6 hereof, FC Products shall procure and maintain the insurance required under Section 16 of the Sublease, naming FCC, Sublandlord and Landlord as additional insureds.  No policy of insurance obtained by FC Products under the provisions of Section 11 may be canceled or terminated except upon not less than twenty (20) days written notice to FCC, Sublandlord and Landlord, and each policy shall contain a provision to that effect that the rights of FCC, Sublandlord and Landlord thereunder will not be affected by any defense which the insurer may have against FC Products or any other party.  Certificates of each policy of insurance, and renewals thereof obtained by FC Products shall be promptly delivered to FCC, Sublandlord and Landlord.

12. Representations and Warranties.

A. FCC Representations and Warranties.  FCC represents and warrants to FC Products that, to its knowledge and as of the Commencement Date: (i) a true and correct copy of the Master Lease and Sublease are attached as Exhibits A and B respectively, and that there are no other agreements, letter agreements, side agreements, amendments, modifications, waivers, writings or other matters amending, modifying, waiving, changing or otherwise affecting the Sub-sublease or any term or provision thereof; (ii) the Master Lease and Sublease are, as of the date of this Sub-sublease, in full force and effect; (iii) any information provided regarding actual or estimated Operating Expenses or that has been provided or delivered to FC Products is true and accurate and does not fail to disclose any material fact relating to the Operating Expenses; (iv) as of the date of this Sub-sublease, there exists no event of default, breach or infraction of any obligations set forth in the Master Lease or the Sublease; (v) except as otherwise disclosed in writing to

FC Products, FCC has not received any written notice from a governmental entity of a claim that the Building or the Common Areas do not comply with all laws applicable thereto; (vi) FCC is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite power and authority to enter into and carry out its obligations under this Sub-sublease and such other agreements and instruments to be executed and delivered by FCC in connection herewith; (vii) each officer who executes this Sub-sublease and such other agreements and instruments has been duly authorized to so act by all requisite action on its part; (viii) FCC has not created any mortgages, trust deeds or contracts for sale that encumber the leasehold interests in the Premises (including the Sub-subleased Premises) other than those that have been disclosed in writing to FC Products; and (ix) no proceedings are presently pending or, to the knowledge of FCC, threatened, for the taking by exercise of the power of eminent domain, or in any other manner for a public or quasi-public purpose, of all or any part of the Building or the Property (as that term is defined in the Sublease).

B. FC Products Representations and Warranties.  FC Products represents and warrants to FCC that (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite power and authority to enter into and carry out its obligations under this Sub-sublease and such other agreements and instruments to be executed and delivered by FC Products in connection herewith; and (ii) each officer who executes this Sub-sublease and such other agreements and instruments has been duly authorized to so act by all requisite action on its part.

C.           Duration of Representations and Warranties.  The representations andwarranties provided for in this Section 12 shall not expire prior to the termination of thisSub-sublease.

13. Compliance with Terms of Master Lease and Sublease.  Except as otherwise provided herein, this Sub-sublease is subject to all the terms of the Master Lease and Sublease.  FCC and FC Products acknowledge and agree that FC Products shall, to the fullest extent possible, be entitled to the rights, benefits and protections afforded to FCC under the Sublease, notwithstanding the failure of FCC and FC Products to enumerate in this Sub-sublease all of the obligations, rights, benefits and protections and to specifically allocate as between Sublandlord and Subtenant such obligations, rights, benefits and protections.  FCC covenants and agrees that it shall: (i) promptly and completely fulfill all of its obligations to Sublandlord under the Sublease; (ii) use commercially reasonable efforts to cause Sublandlord, under the Sublease, to perform all of the obligations of Sublandlord thereunder to the extent the obligations apply to the Sub-subleased Premises and FC Products’ use thereof and of the Common Areas; and (iii) in the event of any default or failure by Sublandlord to perform its obligations as contemplated by the immediately preceding subparagraph (ii), FCC shall, upon notice from FC Products, make demand upon Sublandlord to perform its obligations under the Sublease, and take timely and appropriate legal action to enforce the obligations of the Sublease as to which any such default or failure exists, but shall have no obligation to commence litigation.  To the extent of any conflict between this Sub-sublease and the Master Lease and/or the Sublease, as between FC Products and FCC, this Sub-sublease shall control.

14. Quiet Enjoyment.  Subject to FCC’s receipt of the required consents from Landlord and Sublandlord, FCC covenants and agrees with FC Products that upon FC Products’ paying the Rent pursuant to this Sub-sublease and observing and performing all of the other obligations, terms, covenants and conditions of this Sub-sublease on FC Products’ part to be observed and performed, FC Products may peaceably and quietly enjoy the Subleased Premises during the term of this Lease.  Each party covenants and agrees that it shall not do anything which would constitute a default under the Master Lease or the Sublease, or would cause the Master Lease or the Sublease to be canceled, terminated or forfeited by virtue of any rights of cancellation, termination, or forfeiture reserved or vested in Landlord or Sublandord under the Master Lease and the Sublease respectively.

15. No Amendment to Master Lease or Sublease.  FCC covenants that it will not, without FC Products’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, (i) amend the Master Lease or Sublease in a manner that will increase or alter (to the detriment of FC Products) FC Products’ obligations or decrease or materially impair FC Products’ rights under the Sublease, or (ii) voluntarily terminate the Master Lease or Sublease.

16. Entrance onto Sub-subleased Premises.  FCC, Sublandlord and Landlord, may enter upon the Sub-subleased Premises in accordance with the entry and/or inspection provisions of the Master Lease and Sublease.  FCC shall further have the right to enter upon the Sub-subleased Premises at any time to cure any default under the Master Lease or the Sublease, where such default is being caused by FC Products and FC Products is not otherwise entitled to a cure period as provided for in Section 17 below.

17. Default.

A.           Default by FC Products; Remedies.  In addition to those specific defaults listed below, any failure by FC Products to comply with the terms and provisions of the Sublease, the Master Lease or any provision of this Sublease shall be a default hereunder; provided, however, that if the Sublease or Master Lease provides for a notice and cure period, then notwithstanding any provision herein to the contrary, FC Products shall not be deemed to be in default if it has not first been given written notice specifying the alleged default, including the provision hereof violated, and a reasonable opportunity to cure such default (such reasonable period not to exceed the time period for cure provided in the Sublease, less five (5) days).  Upon prior written notice and a reasonable opportunity to cure (which shall be deemed to be twenty (20) days, (unless such cure would reasonably require more than twenty (20) days, in which event the cure period shall extend to the date that would be reasonably required to cure such default, but in no event in excess of forty-five (45) days, so long as FC Products is in diligent pursuit of a cure), and in conformity with the foregoing sentence, if FC Products defaults in the observance or performance of any of FC Products’ covenants, agreements or obligations hereunder wherein the default can be cured by the expenditure of money, either FCC, Sublandlord or Landlord may, but without obligation to do so, and without waiving any other remedies which they may have by reason of such default, cure the default, and charge the reasonable cost thereof to FC Products and FC Products shall pay the same forthwith upon demand, together with interest at the lesser of the rate of 10% per annum or the highest permissible rate allowed in the State of

Utah.  In addition to those specific defaults in the Master Lease and Sublease, the following shall be considered events of default, subject to a right to cure as provided in the foregoing sentence: (i) FC Products shall default in the payment of any installment of Rent (FC Products shall pay Rent within five (5) days after the date that the Rent is due or FC Products shall be deemed in default) or in the observance or performance of any of FC Products’ covenants, agreements or obligations hereunder; (ii) any proceeding is commenced by or against FC Products for the purpose of subjecting the assets of FC Products to any law relating to bankruptcy or insolvency or for an appointment of a receiver of FC Products or of any of FC Products’ assets; or (iii) if FC Products makes a general assignment of FC Products’ assets for the benefit of creditors.  FC Products expressly waives the service of any notice in writing of intention to re-enter as aforesaid and also all right of restoration to possession of the Sub-subleased Premises after re-entry or after judgment for possession thereof.  In any event of default, FCC may re-enter immediately into the Sub-subleased Premises and remove all persons and property therefrom, and at its option, nullify and cancel this Sub-sublease with respect to all future rights of FC Products and have, regain, repossess and enjoy the Sub-subleased Premises.  In the case of any such termination, FC Products will indemnify FCC against all loss of rents and other damages which it may incur by reason of such termination (provided, however, that FC Products shall not be liable for any special, consequential or incidental damages), and also against all reasonable attorneys’ fees and expenses incurred in enforcing any of the terms of this Sub-sublease.

B.           Default by FCC; Remedies.  FCC’s failure to perform any of its covenants, agreements or obligations hereunder or under the Sublease or Master Lease within twenty (20) days after receipt of written notice thereof from FC Products shall be deemed an event of default of FCC (unless such cure would reasonably require more than twenty (20) days, in which event the cure period shall extend to the date that would be reasonably required to cure such default, but in no event in excess of forty-five (45) days, so long as FCC is in diligent pursuit of a cure).  If such default is reasonably expected to take more than twenty (20) days to cure, FCC must diligently proceed to cure the default through completion.  Notwithstanding anything herein to the contrary, if FCC does not cure or commence to cure a default as provided in this subsection, or if an emergency situation arises that would cause substantial harm or injury to FC Products or FC Products’ business operations, then in any of the foregoing instances, FC Products shall have the right to remedy such emergency situation or cure such default.  Any expenses incurred by FC Products in effecting such a cure shall be paid by FCC within thirty (30) days of receipt of demand therefor, together with documentation evidencing such expenses, provided such documentation is adequate to evidence such expenses to the reasonable satisfaction of FCC.  This subsection shall not limit any rights or remedies available to FC Products at law or in equity.

18. Mediation.  The parties shall attempt in good faith to resolve any dispute or claim arising out of or relating to this Sublease promptly by confidential mediation under the CPR Mediation Procedure in effect on the Commencement Date, before resorting to litigation.  If such dispute or claim is not settled by the parties through mediation within forty-five (45) days after the first meeting of the parties with the mediator to discuss the matter, or if the parties agree to terminate mediation sooner, then either party may initiate a litigation action subject to all of the terms and conditions of this Sublease.

19. Responsibilities to Sublandlord.  Notwithstanding anything in this Sub-sublease to the contrary, nothing herein shall relieve FCC of its responsibilities to Sublandlord, or Sublandlord of its responsibilities to Landlord and the responsibilities derived from the Master Lease.

20. Obligation to Provide Services.  FC Products acknowledges and agrees that FCC has no obligation to provide services to be provided by Landlord or Sublandlord under the Sublease or the Master Lease.  Notwithstanding the foregoing, FCC shall use commercially reasonable efforts to ensure that all parties are complying with their obligations under the Sublease and the Master Lease, and that all services reasonably necessary to the operation of FC Products’ business in the Sub-subleased Premises are timely provided.

21. Reduction in Base Rent.  FC Products acknowledges that it is receiving a reduction in Base Rent, as shown on the attached Exhibit D.  If FC Products surrenders any portion of the Sub-subleased Premises, any reduction in Base Rent which would otherwise be attributable to a reduction in space leased shall be postponed until such time as Sublandlord and FCC have recouped the entire subsidy granted prior to the date of surrender.

22. Limitation of FCC’s Liability.  If FCC, on the one hand, or FC Products, on the other (in either case, the “Liable Party”), is held or found to be liable to FC Products, on the one hand, or FCC, on the other (the “Recipient Party”), for any claim, liability, loss or expense (a “Loss”) relating to or arising from a breach of any representation or warranty contained in this Sub-sublease, whether based on an action or claim in contract, negligence, tort or otherwise, the amount of damages recoverable for such Loss by the Recipient Party from the Liable Party will not exceed $3,200,000 minus the sum of (A) the aggregate amount of Losses arising under this Sub-sublease and paid by the Liable Party to the Recipient Party, and (B) the aggregate amount of any liabilities for damages arising from a breach of any representation or warranty contained in any Transaction Agreement paid by the Liable Party to the Recipient Party.  “Transaction Agreements” means the Purchase Agreement and the Ancillary Agreements identified in the Purchase Agreement.

23. Parking.  FC Products shall have the non-exclusive right to use a proportionate share of the number of parking spaces serving the Premises equal to FC Products’ Proportionate Share of the parking made available to FCC.

24. Counterparts.  This Sub-sublease may be executed in multiple counterparts, and such counterparts, when taken together, shall constitute a complete agreement.

{Signatures follow on next page.}

FCC and FC Products are signing this Sub-sublease as of the date set forth in the introductory clause.

FRANKLIN COVEY CO. /s/ Robert A. Whitman		FRANKLIN COVEY PRODUCTS, LLC /s/ Sarah Merz
By:	Robert A. Whitman	By:	Sarah Merz
Its:	Chairman and Chief Executive Officer	Its:	Chief Executive Officer and President